Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2025, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-278126) and related Prospectus of Cabaletta Bio, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 31, 2025